FREE WRITING PROSPECTUS Dated July 17, 2012	Filed Pursuant to Rule 433 Registration No. 333-180185

• PxgDetails • $675mm+ HDMOT 12-1  (Harley-Davidson)

Jt-Leads: JPM(Str), Citi, RBS               100% Pot

Co-Mgrs: BMO, Mizuho, Wells, Williams

CL	$SIZEMM	WAL	MOODYS/S&P	PWIN	Pxg		%	COUPON	$
A1	118.600	0.25	P-1/A-1+	1-6	IL	-22	0.23510	0.23510	100.00000
A2	235.000	1.00	Aaa/AAA	6-19	EDSF	+8	0.501	0.50	99.99953
A3	222.000	2.20	Aaa/AAA	19-36	IS	+20	0.689	0.68	99.98252
A4	73.939	3.26	Aaa/AAA	36-43	IS	+33	0.913	0.91	99.99593
B	25.767	3.56	Aa2/AA	43-43	IS	+75	1.374	1.37	99.99973
C	24.694		A2/A		Not Offered

TICKER	: HDMOT 12-1
REGISTRATION	: SEC Registered
EXPECTED PXG	: 3PM EST
EXPECTED RATINGS	: M/S&P
EXPECTED SETTLE	: 07/25/12
PXG SPEED	: 1.5 ABS (10% cleanup call)
MIN DENOMS	: $100k x $1K
ERISA ELIGIBLE	: Yes
B&D	: JPM

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.